Exhibit 99.1

Contact: George Lewis (610) 774-5997

PPL to Reduce Water Discharge Temperatures at Brunner Island Plant
PPL Corporation (NYSE: PPL) announced Monday (3/27) that it will install cooling towers at its Brunner Island power plant in York County as the result of a consent agreement between the company and the Pennsylvania Department of Environmental Protection.
“The cooling towers will help reduce river water temperature at times of the year when reductions will have the greatest benefits for fish and other aquatic life in the river,” said Bryce L. Shriver, president of PPL Generation.
“With the construction of cooling towers at Brunner Island, PPL is continuing its leadership in addressing the environmental impact of its generating plants while providing the energy that Pennsylvania needs to power its continued economic growth,” he added.
The Brunner Island plant uses water from the Susquehanna River for cooling purposes. Water that is returned to the river is warmer than when it was taken out of the river. The cooling towers will remove the majority of this added heat in the summer, when low river flows and higher temperatures have the greatest impact on aquatic life.
Construction of the mechanical draft cooling towers is expected to begin by 2008 and the towers are scheduled to be in service in the spring of 2010. Shriver said these low-height, mechanical draft structures will stand about 50 feet tall, about one-tenth the size of the very large concrete structures often associated with power plant cooling towers.
PPL expects the capital cost of the cooling towers to be about $125 million, with the majority of those expenditures to be incurred in 2009 and early 2010. Based on its expectations for improving cash flows and a stronger balance sheet in those years, PPL does not expect to issue common stock to fund the capital expenditures for the cooling towers.
Shriver said the expected costs for installation and operation of the cooling towers do not alter PPL’s projected long-term compound annual earnings growth rate of 11 percent or its 2010 earnings target of $3.50 per share.
“The Brunner Island plant is a valuable economic asset for Pennsylvania,” he said. “PPL is committed to operating this plant - and all of our generating facilities - responsibly while minimizing the environmental impact.”
The 1,485-megawatt plant, which provides about 240 jobs, generated more than 10 billion kilowatt-hours of electricity in 2005, enough to supply the annual needs of about 1 million homes.
Last year, PPL announced that it was installing air emissions controls, known as scrubbers, at Brunner Island. The scrubbers, which will go into service in 2008 and 2009, will eliminate up to 97 percent of sulfur dioxide emissions from the plant, and will reduce emissions of mercury and fine particulate matter.
Combined, the cooling towers and scrubbers represent an investment by PPL of more than $900 million in environmental improvements at Brunner Island.
The consent agreement between PPL and DEP results from discussions regarding the plant’s water discharge permit. Similar concerns about the plant’s water discharge had been raised by Citizens for Pennsylvania’s Future. Also as part of the consent agreement, PPL has agreed to fund more than $183,000 in community environmental projects, will conduct studies of the biological effect of temperature changes in river water, and will continue biological studies of the river in areas around the plant’s discharge channel to determine the effects on animal and plant life of cooling the plant’s discharge.
PPL Corporation, headquartered in Allentown, Pa., controls about 12,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

Statements contained in this news release, including statements with respect to future earnings, earnings growth, pollution control, operating expenses, cash flows, credit profile and capital expenditures, are “forward-looking statements” within the meaning of federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, the statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in these statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel tax credits and our synthetic fuel operations; weather conditions affecting customer energy usage and operating costs; competition in power markets; the effect of any business or industry restructuring; the profitability and liquidity of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operating performance of plants and other facilities; environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; system conditions and operating costs; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; receipt of necessary government permits, approvals and rate relief; capital market conditions and decisions regarding capital structure; the impact of state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries; the outcome of litigation against PPL Corporation and its subsidiaries; stock price performance; the market prices of equity securities and the impact on pension income and resultant cash funding requirements for defined benefit pension plans; the securities and credit ratings of PPL Corporation and its subsidiaries; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business, including any potential effects of threatened or actual terrorism or war or other hostilities; foreign exchange rates; new state, federal or foreign legislation, including new tax legislation; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.